[Letterhead of Dinsmore & Shohl LLP]

June 6, 2003

Dollar General Corporation

100 Mission Ridge

Goodlettsville, Tennessee 37072

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8 (the “2003 Registration Statement”), relating to the Dollar General Corporation 1998 Stock Incentive Plan (the “Plan”), to be filed by Dollar General Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on or about June 6, 2003, under which an additional 20,000,000 shares of the Company’s Common Stock $.50 par value (“Common Stock”) are to be registered.  In addition, the 2003 Registration Statement amends a prior Registration Statement filed by the Company on Form S-8 (Registration No. 333-09448) that registered 9,375,000 shares (adjusted for a five-for-four split effected May 1999) of Common Stock that could be issued pursuant to the Plan.

We hereby consent to the filing of this opinion as an exhibit to the 2003 Registration Statement and to the reference to our name in the 2003 Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Charter and Bylaws and the record of proceedings of the shareholders and directors of the Company.

Based upon the foregoing, we are of the opinion that the shares that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be legally issued, fully paid and non-assessable.

Very truly yours,

DINSMORE & SHOHL LLP

/s/ Dinsmore & Shohl LLP